EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2015

First Quarter Revenue Increased 34% Over Prior Year

First Quarter Operating Income from Continuing Operations Increased 96%

First Quarter EPS from Continuing Operations Increased 89% to 34 cents per share

VANCOUVER, WASHINGTON, May 4, 2015 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter ended March 31, 2015. Net sales for the first quarter of 2015 totaled $96.2 million, a 34% increase compared to $71.9 million in the same quarter of 2014. The strong growth was driven by higher sales in both the Direct and Retail segments. Gross margins for the first quarter improved by 250 basis points to 56.0%, reflecting margin increases in the Direct segment as well as a favorable mix between segments. Operating income from continuing operations for the first quarter of 2015 was $17.6 million, a 96% increase over operating income from continuing operations of $9.0 million reported in the same quarter of 2014. The increase in operating income primarily reflects higher sales and gross margins in the Direct segment, as well as improved leverage of sales and marketing and general and administrative costs across higher sales volumes.

Income from continuing operations for the first quarter of 2015 was $10.9 million, or $0.34 per diluted share compared to income from continuing operations of $5.7 million, or $0.18 per diluted share for the first quarter of last year.

For the first quarter of 2015, the Company reported net income of $10.7 million, or $0.34 per diluted share, which includes a loss from discontinued operations of $0.1 million. In the first quarter of 2014, the Company reported net income of $5.4 million, or $0.17 per diluted share, which included a $0.4 million loss from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased that the strong momentum established over the last few years continues, and the first quarter results give us a solid start to continuing that positive momentum throughout fiscal year 2015. The Bowflex Max Trainer® product line continues to perform well and helped drive strong sales growth of 46% for our Direct segment, as well as significant improvements in gross margin and operating income. Our Retail segment sales increase of 6% underscores our ability to continue to meet the evolving demands of our retail partners with new products, including our recently launched treadmill line.”

Mr. Cazenave continued, “Our improved financial performance and market success over the past few years has been driven by continued focus on product innovation, margin discipline, and realizing operating leverage. I am proud of how our team is achieving a healthy balance between advancing long-term initiatives, such as diversifying our revenue stream and building further operational capabilities, combined with strong execution of near-term priorities, such as planned launches of new products staged in the pipeline for later this year.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $74.1 million in the first quarter of 2015, an increase of 46% over the comparable period last year. Direct segment sales benefited from continued strong demand for cardio products, especially the Bowflex Max Trainer® product line, partially offset by a decline in Direct sales of strength products. U.S. credit approval rates rose to 44.5% in the first quarter of 2015, up from 41.3% for the same period last year. The Company attributes the increase in approval rates to the launch of the Bowflex Max Trainer®, which has thus far attracted consumers with better credit scores, along with its media strategy focused on driving quality consumer leads.

Operating income for the Direct segment was $19.6 million for the first quarter 2015, an increase of 89% compared to the first quarter 2014. Operating income benefited from higher gross margins as well as improved leverage of selling and marketing expenses as a percentage of sales in the first quarter of 2015. Gross margin for the Direct business improved 150 basis points to 65.2% for the first quarter of 2015, compared to 63.7% in the first quarter of last year, reflecting inventory write-downs for discontinued product in the prior year.

Net sales for the Retail segment were $21.3 million in the first quarter 2015, an increase of 6% when compared to $20.1 million in the first quarter last year. The improvement in Retail net sales reflects strong retailer and consumer acceptance of the Company’s new lineup of cardio products including the recently launched treadmill line. Retail sales were negatively impacted by the port slowdown situation, as extended delivery schedules adversely affected Retail sales and replenishment orders.

Operating income for the Retail segment was $1.5 million for the first quarter 2015 compared to $2.5 million in the first quarter of last year. Retail gross margin was 22.0% in the first quarter of 2015, compared to 25.4% in the same quarter of the prior year. Retail gross margins for the first quarter of 2015 were negatively impacted by unfavorable product and customer mix along with increases in overhead. The Company has plans in place starting in the back half of the year to mitigate the recent Retail margin loss.

Royalty revenue in the first quarter 2015 was $0.9 million, compared to $1.1 million for the same quarter of last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2015, the Company had cash and investments of $82.1 million and no debt, compared to cash and investments of $72.2 million and no debt at year end 2014. Working capital of $96.8 million as of March 31, 2015 was $13.7 million higher than the 2014 year-end balance of $83.1 million, primarily due to growth in cash and investments of $9.9 million during the quarter. Inventory as of March 31, 2015 was $20.0 million, compared to $24.9 million as of December 31, 2014 and $13.5 million at the end of the first quarter last year. The increase in inventory compared to the first quarter of last year is due to higher revenues, new product introductions, and the addition of a new distribution center. The Company utilized $2.0 million during the quarter to repurchase shares as part of the $15.0 million share buyback program it announced in November 2014.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2015 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 4, 2015. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 672-8962 in North America and international listeners may call (303) 223-2686. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, May 4, 2015, through 6:30 p.m. ET, May 18, 2015. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21767091.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; plans to improve margin performance; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2015 and 2014 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2015	2014

Net sales	$96,239	$71,903
Cost of sales	42,350	33,422
Gross profit	53,889	38,481

Operating expenses:
Selling and marketing	28,399	21,774
General and administrative	5,578	5,803
Research and development	2,307	1,903
Total operating expenses	36,284	29,480

Operating income	17,605	9,001
Other income (expense), net	(77)	(60)
Income from continuing operations before income taxes	17,528	8,941
Income tax provision	6,669	3,193
Income from continuing operations	10,859	5,748
Loss from discontinued operations, net of income taxes	(127)	(374)
Net income	$10,732	$5,374

Basic income per share from continuing operations	$0.35	$0.18
Basic loss per share from discontinued operations	—	(0.01)
Basic net income per share(1)	$0.34	$0.17

Diluted income per share from continuing operations	$0.34	$0.18
Diluted loss per share from discontinued operations	—	(0.01)
Diluted net income per share	$0.34	$0.17

Shares used in per share calculations:
Basic	31,396	31,172
Diluted	31,767	31,550

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three months ended March 31, 2015 and 2014 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2015	2014	$	%
Net sales:
Direct	$74,057	$50,735	$23,322	46.0%
Retail	21,290	20,103	1,187	5.9%
Royalty income	892	1,065	(173)	(16.2)%
	$96,239	$71,903	$24,336	33.8%

Operating income (loss):
Direct	$19,571	$10,352	$9,219	89.1%
Retail	1,500	2,509	(1,009)	(40.2)%
Unallocated corporate	(3,466)	(3,860)	394	10.2%
	$17,605	$9,001	$8,604	95.6%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2015 and December 31, 2014 (unaudited and in thousands):

	As of
	March 31, 2015	December 31, 2014
Assets

Cash and cash equivalents	$30,693	$45,206
Available-for-sale securities	51,390	26,984
Trade receivables, net of allowances of $36 and $108	16,816	26,260
Inventories	19,966	24,896
Prepaids and other current assets	5,342	6,987
Income taxes receivable	22	50
Deferred income tax assets	11,030	12,368
Total current assets	135,259	142,751

Property, plant and equipment, net	9,665	9,634
Goodwill	2,318	2,520
Other intangible assets, net	10,285	10,575
Long-term deferred income tax assets	4,797	9,546
Other assets	533	628
Total assets	$162,857	$175,654

Liabilities and Shareholders' Equity

Trade payables	$26,829	$47,574
Accrued liabilities	9,140	9,851
Warranty obligations, current portion	2,497	2,246
Total current liabilities	38,466	59,671

Income taxes payable, non-current	3,828	3,725
Other long-term liabilities	1,186	1,186
Shareholders' equity	119,377	111,072
Total liabilities and shareholders' equity	$162,857	$175,654